FUTURES SALES AND PURCHASE AGREEMENT BETWEEN

_________________

(“_______”)

AND

CleanSpark, Inc.

(“Purchaser”)

Contents

1.	Definitions and Interpretations	3
2.	Sales of Product(s)	5
3.	Prices and Terms of Payment	6
4.	Shipping of Product(s)	7
5.	Warranty	8
6.	Representations and Warranties	10
7.	Indemnification and Limitation of Liability	12
8.	Distribution	13
9.	Intellectual Property Rights	13
10.	Confidentiality and Communications	14
11.	Term of this Agreement	14
12.	Contact Information	14
13.	Compliance with Laws and Regulations	15
14.	Force Majeure	16
15.	Entire Agreement and Amendment	16
16.	Assignment	16
17.	Severability	17
18.	Personal Data	17
19.	Governing Law and Dispute Resolution	17
20.	Waiver	18
21.	Counterparts and Electronic Signatures	18
22.	Further Assurance	18
23.	Third Party Rights	18
24.	Liquidated Damages Not Penalty	18
Cleanspark, Inc.		20

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This futures sale and purchase agreement (this “Agreement”) is made on ____________by and between _____________, a ______________ (“________”), with its registered office at ________________________________, and Cleanspark, Inc., a Nevada Corporation (the “Purchaser”), with its principal place of business at 1885 S. 1800 W., Suite 3, Woods Cross, UT 84087.

_____________ and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1.       Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.

2.	_____________ purchases the Products from Bitmain, a supplier of cryptocurrency mining hardware and other equipment, either directly or through a reseller, as the case may be.

3.       The Purchaser is willing to purchase and _____________ is willing to supply cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1.	Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

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“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Bank Account” means the bank account information that _____________ specifies in its invoices.

“Bitmain” means Bitmain Technologies Limited (Company number: 2024301), with its registered office at Unit A1 of Unit A, 11th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong.

“Margin Fee” means the aggregate margins payable by the Purchaser to ____________ as set out in Appendix A of this Agreement.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Product(s)” means the merchandise that _____________ will provide to the Purchaser in accordance with this Agreement.

“Total Purchase Price” means the aggregate purchase price payable by the Purchaser as set out in Appendix A of this Agreement.

“Upfront Fee” means the irrevocable and non-refundable upfront fee payable by the Purchaser as set out in Appendix A of this Agreement.

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“Warranty Period” means the period of time that the Product(s) are covered by the warranty granted by Bitmain or its Affiliates in accordance with its relevant service policy.

“Warranty Start Date” means the date on which the Product(s) are delivered to the carrier. Interpretations:

i)                Words importing the singular include the plural and vice versa where the context so requires.

ii)              The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

iii)            References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.

iv)             Unless specifically stated otherwise, all references to days shall mean calendar days.

v)               Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

vi)             The word “including” shall be deemed to be followed by the words “without limitation”.

2.	Sales of Product(s)

_____________ will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1.      Both Parties agree that the Product(s) shall be sold in accordance with the following steps:

(i)                 The Purchaser shall make payments to _____________ in accordance with Appendix B of this Agreement.

(ii)               Upon receipt of each payment from the Purchaser, _____________ will provide a payment receipt to the Purchaser.

(iii)            _____________will send a shipping confirmation to the Purchaser after it has delivered the Product(s) to the carrier.

2.2.      If Bitmain or its reseller postpones, modifies or cancels the shipping schedule of any batch of Products, _____________ may similarly postpone, modify or cancel the shipping schedule of any such batch of Products to the Purchaser without the Purchaser’s prior consent. For the avoidance of doubt, to the extent Bitmain or its reseller cancels any batch of Product(s) or portion thereof, _____________ shall refund in full any payments with respect to such batch or portion, free of any interest, subject to the non-refundable Upfront Fee set forth in Appendix A of this Agreement.

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2.3.      There shall be no further upfront fees required for any future Purchase Orders or for any batches or portions of product defined herein.

2.4.      For the avoidance of doubt, the Purchaser is entitled to resell the Products to the Purchaser’s customers, including as packaged or bundled with other products.

3.	Prices and Terms of Payment

3.1        The Total Purchase Price (inclusive of any sales and use tax payable), the Margin Fee, the Upfront Fee shall be paid in accordance with the payment schedule set forth in Appendix B of this Agreement.

3.2        The payment date shall be the date as evidenced in the remittance copy of such payment. Interest shall not be charged when the respective amounts have been received by _____________ in full according to the agreed payment schedule. Different clients may have different payment schedules. No interest shall be charged on the remaining amount.

3.3        In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price with respect to any batch of Products before the applicable prescribed deadline in accordance with Appendix B of this Agreement and fails to make a written request to _____________ no less than five (5) business days prior to such prescribed deadline and obtain _____________’s written consent, _____________shall be entitled to request the Purchaser to pay a reasonable liquidated damage (not a penalty) of 20% of the purchase price of such batch of Products (“Liquidated Damages”) within sixty (60) days. In the event that the Purchaser fails to pay the Liquidated Damages after the expiration of the time limit, _____________ shall be entitled to terminate this Agreement with respect to such batch of Products, or resell such batch of Products to other customers. If there are any remaining balance of the Purchaser after deducting the Liquidated Damage, such remaining balance shall be refunded to the Purchaser free of any interest. If the Purchaser requests to continue to make payment after previous delay, while _____________ has not terminated this Agreement, _____________ shall be entitled to reject the payment temporarily and request the Purchaser to pay the Liquidated Damages. Afterwards, the Parties shall negotiate the settlement separately. If the Purchaser fails to pay the down payment on a timely basis and Bitmain has arranged production or procurement, _____________ shall be entitled to request the Purchaser to be responsible for the loss related to such production or procurement and the liability of the Purchaser shall be no less than 20% of the Total Purchase Price. For the avoidance of doubt, termination or modification of this Agreement with respect to any particular batch of Product(s) shall not, in any way, vary, limit or extend the Parties’ rights and obligations in respect of other batches under this Agreement.

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3.4        The Total Purchase Price set forth in this Agreement is merely an estimate of the price and not the actual price. The actual price will be determined one month before the current batch is shipped and with reference to the market circumstances, provided that the actual price shall not be higher than the estimated price.

3.5        The Parties shall confirm the corresponding batch of the Product(s) of each payment before such payment is made by the Purchaser. This confirmation shall be used to determine matters where different arrangements are applicable to different batches, such as the defaults of the Purchaser.

3.6        Before the delivery date, _____________ shall be entitled to request the Purchaser to sign a Purchase Order (“PO”) by sending a written notice to the Purchaser, and the Purchaser shall reasonably cooperate to sign such PO and pay the price of the remaining batch(s) of Products to _____________ as specified in this Agreement. If the Purchaser refuses to sign a PO as required by Bitmain, Bitmain shall be entitled to request the Purchaser to perform his rights and obligations refer in this Agreement. The terms of this Agreement shall apply to any future PO. To the extent that the terms of a PO conflict with this Agreement, the terms of PO shall control.

3.7	If _____________ breaches the terms of this Agreement solely and directly as a result of events or occurrences beyond the reasonable control of _____________ (including breach by _____________’s supplier of its agreement with _____________), then the Purchaser shall not be entitled to any Purchaser Liquidated Damages or other indemnity or other payments from _____________, provided that the Purchaser shall be entitled to a full refund of its advance payments.

3.8        The Parties understand and agree that the applicable prices of the Product(s) are inclusive of applicable bank transaction, and insurance, but are exclusive of any and all logistics costs, applicable taxes, import/export duties, taxes and fees and governmental charges. The Purchaser shall pay or reimburse _____________ for all taxes levied on or assessed against the amounts payable hereunder upon receipt of documentation thereof, except for any tax on _____________ income derived from this Agreement. If any payment is subject to tax withholding, the Purchaser shall pay such additional amounts as necessary, to ensure that _____________ receives the full amount it would have received had payment not been subject to such tax withholding.

4.	Shipping of Product(s)

4.1.      _____________ shall deliver the Products in accordance with the shipping schedule set forth in Appendix A to the place of delivery designated by the Purchaser. For the avoidance of doubt, the Products shall be fully insured such that it could adequately cover any losses of Product(s), personal injury, property damage, other damage or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation to the

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Purchaser. If the Purchaser seeks to make claims against the applicable insurer with respect to the delivery of the Products, _____________ shall make such claims against such insurer and reasonably cooperate with the Purchaser in connection therewith, including at the Purchaser’s request granting the Purchaser a right of subrogation against such insurer.

4.2.      Subject to the limitations stated in Appendix A, the terms of delivery of the Product(s) shall be DAP USA (Delivered at Place in the USA according to Incoterms 2010) to the place of delivery designated by the Purchaser. Once the Product(s) have been shipped and are available for unloading at the place of delivery designated by the Purchaser, _____________ shall have fulfilled its obligation to supply the Product(s) to the Purchaser, and the title and risk of loss or damage to the Product(s) shall pass to the Purchaser.

4.3.	There are ________ (__) batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of the Purchaser in respect of other batches. Neither party shall be entitled to terminate this Agreement solely on the ground of delay of delivery of a single batch of Products.

4.4.      Logistics costs shall be borne by the Purchaser, which must be paid to _____________ before _____________ arranges for shipping of the Products.

5.	Warranty

5.1.      The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser’s sole and exclusive remedy, and _____________’s entire liability, will be to have Bitmain repair or replace (subject to Bitmain’s option) the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser.

5.2.      The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following:

(i)	normal wear and tear;

(ii)               damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(iii)             damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

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(iv)              damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;

(v)                failure of the Purchaser to use the Product(s) in accordance with the manual, specifications, operation descriptions or operation conditions provided by Bitmain or _____________ in writing;

(vi)              alterations by persons other than Bitmain or _____________, associated partners or authorized service facilities;

(vii)            Product(s), on which the original software has been replaced or modified by persons other than Bitmain or _____________, associated partners or authorized service facilities;

(viii)	counterfeit products;

(ix)              damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(x)                damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;

(xi)              failure of the Product(s) caused by usage of products not supplied by Bitmain or _____________;

(xii)            the non-operation of the Product(s) during the replacement/maintenance period or caused by other reasons;

(xiii)          confiscation, seizure, search or other actions taken by government agencies such as customs; and

(xiv)	hash boards or chips are burnt.

In case the warranty is voided, the Purchaser may request Bitmain to provide it repair services, and the Purchaser shall bear all related expenses and costs.

5.3.      Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by _____________ do not guarantee any cryptocurrency mining time and, _____________ shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). _____________ does not warrant that the Product(s) will meet the Purchaser’s requirements or the Product(s) will be uninterrupted or error free. To the extent permitted by laws, except as provided in Clause 6 of this Agreement, _____________ makes no warranties to the Purchaser with respect to the Product(s), and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

5.4.      In the event of any ambiguity or discrepancy between this Clause 5 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy.

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6.	Representations and Warranties

6A. _____________ makes the following representations and warranties to the Purchaser:

6.1.	This Agreement is the legal, valid, binding obligations of _____________, enforceable against it in accordance with its terms;

6.2.      It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

6.3.      All corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

6.4.	All authorizations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;
(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and
(iii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.5.	It is not aware of any circumstances which will likely lead to:
(i)	any authorization obtained or effected not remaining in full force and effect;
(ii)	any authorization not being obtained, renewed or effected when required or desirable; or
(iii)	any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or would have a material adverse effect.

6.6.      Neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will:

(i)              conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of any material contract or any other obligation to which _____________ is a party or under which _____________ is subject or bound,

(ii)            violate any judgment, order, injunction, decree or award of any governmental authority, against, or affecting or binding upon, _____________ or upon the assets, property or business of _____________, or

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(iii)          constitute a violation by _____________ of any Applicable Law of any jurisdiction as such law relates to _____________ or to the property or business of _____________.

6.7.      (a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the sale of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

6B. The Purchaser makes the following representations and warranties to _____________:

6.8.	It has the full power and authority to own its assets and carry on its businesses.

6.9.      This Agreement is the legal, valid, binding obligations of the Purchaser, enforceable against it in accordance with its terms;

6.10.   It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

6.11.   The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any Applicable Law;
(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or any of its assets.

6.12.	All authorizations required or desirable:

(i)              to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and

(iii)          to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.13.	It is not aware of any circumstances which will lead to:

(i)              any authorization obtained or effected not remaining in full force and effect;

(ii)            any authorization not being obtained, renewed or effected when required or desirable; or

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(iii)          any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

6.14.   It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

6.15.   All information supplied by either Party is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

7.	Indemnification and Limitation of Liability
7.1.	Each Party shall, during the term of this Agreement and at any time thereafter, indemnify and save the other Party and/or its Affiliates harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including reasonable legal fees, whatsoever arising out of or incidental to (a) the Products pursuant to this Agreement, (b) a breach of this Agreement or (c) such first Party’s willful misconduct or gross negligence.

7.2.	Notwithstanding anything to the contrary herein, each Party and its Affiliates shall under no circumstances, be liable to the other Party and its Affiliates for any consequential loss, or loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and each Party hereby waives any claim it may at any time have against the other Party and its Affiliates in respect of any such damages. In addition, _____________ shall not be responsible for any direct, specific, incidental, accidental or indirect loss arising from the use of the Product(s), including but not limited to the loss of commercial profits. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

7.3.      (a) _____________ and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action,

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shall be limited to and not exceed the amount of one hundred percent (100%) of the payment actually made by the Purchaser to _____________ under this Agreement (the “Indemnity Cap”); and (b) the Purchaser and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action, shall be limited to and not exceed the amount of one hundred percent (100%) of the Indemnity Cap.

7.4.      The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. _____________ specifically disclaims any express or implied warranty of fitness for any of the above described application and any such use shall be at the Purchaser’s sole risk.

7.5.      The above limitations and exclusions shall apply (1) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (2) whether or not the indemnifying Party has been advised of the possibility of such damages. This Clause allocates the risks under this Agreement and the pricing herein reflects this allocation of risk and the above limitations.

8.	Distribution

8.1.      This Agreement does not constitute a distributor agreement between _____________ and the Purchaser. Therefore, the Purchaser is not an authorized distributor of _____________.

8.2.      The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of _____________ or any similar terms, or perform any act that will cause it to be construed as an authorized distributor of _____________. As between the Purchaser and _____________, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Product(s) for the Purchaser’s redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

9.	Intellectual Property Rights

9.1.      The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by Bitmain and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.

9.2.      Notwithstanding anything to the contrary herein, all Intellectual Property Rights in

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the Product(s) shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s shipping confirmation or in this Clause 9.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Product(s) provided to the Purchaser, including in any documentation or any data furnished by Bitmain. _____________ grants a non-exclusive, royalty-free and irrevocable sublicense of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Product(s) for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event knowingly violate the Intellectual Property Rights of Bitmain and/or its licensors.

9.3.      The Purchaser shall not illegally use or infringe the Intellectual Property Rights of the Product in any other measure. Otherwise, _____________ shall have the right to request the Purchaser to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating _____________ and/or its suppliers for all losses arising out of the infringement, etc.

9.4.      The Purchaser shall not use any technical means to disassemble, mapping or analyze the Products that the Purchaser obtains publicly to retrieve relevant technical information of the Products and use it for commercial purposes. Otherwise, The Purchaser shall be liable for losses caused to _____________ in accordance with Clause 9.3.

10.	Confidentiality and Communications
10.1.	All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.

11.	Term of this Agreement

11.1.   The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Agreement in advance.

11.2.   This Agreement shall be effective upon signing of this Agreement and shall remain effective up to and until the delivery of the last batch of Products.

12.	Contact Information

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All communications in relation to this Agreement shall be made to the following contact(s):

_____________’s business contact:

Name: _____________

Phone: _____________

Email: _____________ Purchaser’s business contact: Name: Zach Bradford, CEO Phone: _____________

Email: _____________

13.	Compliance with Laws and Regulations

13.1.   The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to export control laws and regulations, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not knowingly export, re-export, or transfer, directly or indirectly, any Product(s) subject to this Agreement without receiving the proper licenses or license exceptions from all applicable governmental authorities, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security. With respect to any export transactions under this Agreement, the Purchaser and _____________ will reasonably cooperate to promote compliance with all applicable export laws and regulations. _____________ agrees to provide the Purchaser with accurate and complete information regarding the Products that is reasonably necessary for Purchaser to comply with applicable export laws, including all applicable Export Control Classification Numbers (ECCNs), information regarding eligibility of the Products for license exceptions, and any other information reasonably requested by Purchaser from time to time for the purposes of export. _____________ further agrees to promptly inform Purchaser of any changes to such information, including as a result of changes to the applicable export laws or regulations.

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13.2.   The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any applicable anti-money laundering laws, anti-corruption laws, and/or counter-terrorist financing laws.

14.	Force Majeure

To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

14.1.	The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.
14.2.	Except in the case of an event of Force Majeure, neither party may terminate this Agreement prior to its expiry date.

14.3.   The Parties agree that, except for the prohibition of production and sale of Super Computing Server by the local government for Bitmain, other related government actions shall not be deemed as Force Majeure.

15.	Entire Agreement and Amendment

This Agreement, along with executed POs as contemplated herein, constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

16.	Assignment

16.1.   _____________ may assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party, with Purchaser’s consent, which Purchaser shall not unreasonably withhold. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without _____________’s prior written consent, which _____________ shall unreasonably withhold.

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16.2.   This Agreement shall be binding upon and inure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

17.	Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

18.	Personal Data

18.1.   Depending on the nature of the Purchaser’s interaction with _____________, some examples of personal data which _____________ may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as bank account information.

18.2.   _____________ generally does not collect the Purchaser’s personal data unless (a) it is provided to _____________ voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to _____________ (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. _____________ shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

19.	Governing Law and Dispute Resolution

19.1.   This Agreement shall be solely governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

19.2.   Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules (the “Comprehensive Rules”), and in accordance with the Expedited Procedures in those Rules, except to the extent modified by the

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provisions of this Section 19.2; provided, however, that any party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The arbitration shall be before a three-arbitrator panel unless the parties agree to a single arbitrator. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If a party does not select an arbitrator within the allotted time, or if the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the arbitrator shall be designated by JAMS. All arbitrators shall serve as neutral, independent and impartial arbitrators. All such arbitrations shall be held in the Commonwealth of Massachusetts or such other location as the parties may mutually agree, and the arbitrator(s) shall apply the law of the Commonwealth of Massachusetts to the dispute exclusive of conflict or choice of law rules.

20.	Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

21.	Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

22.	Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

23.	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

24.	Liquidated Damages Not Penalty

It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

(The rest part of the page is intentionally left in blank)

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Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Signed for and on behalf of _____________

_____________

Signature _________________

Name ____________________

Title _____________________

Signed for and on behalf of the Purchaser

CleanSpark, Inc.

Signature _________________

Name ___________________

Title _____________________

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APPENDIX A

1.	Products:

1.1.	The information (including but not limited to the quantity, rated hashrate, estimated unit price (“Unit Price”), estimated total price for one item (“Total Price (One Item)”), total price for all the items (“Total Purchase Price”) of Products to be purchased by the Purchaser from _____________ is as follows (“Products”):

1.1.1	Product Type

Type	Details
Product Name
Rated hashrate / unit
Rated power / unit
J/T@25℃ environment temperature
Description

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1.1.2       The estimated delivery schedule, reference quantity, total rated hashrate, unit price and total price are as follows:

Batch	Shipping Schedule	Reference Quantity	Total Rated Hashrate (T)	Estimated Price(US D$/T)	Estimated Unit Price (US$)	Estimated Total Price (US$)	Estimated Margin Fee (US$)
1
2
3
4
5
6
7
8
9
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1.1.3	Total price of the Products listed above:

Total Purchase Price (exclusive of tax, Upfront Fee and margin fee): US$_____________

Margin Fee (tax exclusive): US $ _____________

1.1.4       _____________ shall arrange for shipping of the Product(s) to the place of delivery designated by the Purchaser within seven (7) business days of receipt of Product(s) from its supplier.

1.2.	Both Parties confirm and agree that, if and to the extent that _____________’s supplier does not provide Product(s) with sufficient hashrate to _____________, _____________ may adjust the total quantity based on the total hashrate provided that the total hashrate of the Product(s) actually delivered to the Purchaser shall not be less than the total rated hashrate agreed in Article 1.1 of this Appendix A. _____________ makes no representation that the quantity of the actually delivered Products shall be the same as the quantity set forth in Article 1.1. of this Appendix A.

1.3.	In the event that Bitmain publishes any new type of products with less J/T value and suspends the production of the type of the Products as agreed in this Agreement, _____________ shall be entitled to release itself from any future obligation to deliver any subsequent Products by 10-day prior notice to the Purchaser and continue to deliver new types of Products to the Purchaser, the total rated hashrate of which shall be no less than such subsequent Products cancelled under this Agreement and the price of which shall be adjusted in accordance with the J/T value. In the event that the Purchaser explicitly refuses to accept new types of Products, the Purchaser is entitled to request for a refund of the remaining balance of the purchase price already paid by the Purchaser together with an interest at 0.0333% per day on such balance for the period from the next day following the payment date of such balance to the date immediately prior to the date of request of refund. If the Purchaser accepts the new types of Products delivered by Bitmain, _____________ shall be obliged to deliver such new types of Products to fulfill its obligations under this Agreement. The Purchaser may request to lower the actual total hashrate of the Products delivered but shall not request to increase the actual total hashrate to the level exceeding the total rated hashrate as set out in this Agreement. After Bitmain publishes new types of Products and if Bitmain has not suspended the production of the types of Products under this Agreement, _____________ shall continue to delivery such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that Bitmain has published new type(s) of Products.

2.	Cargo insurance coverage limitations
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The cargo insurance coverage provided by _____________ is subject to the following limitations and exceptions:

Exclusions:

-	loss damage or expense attributable to willful misconduct of the assured

-        ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject-matter insured

-        loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this Clause, “packing” shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the assured or their servants)

-        loss damage or expense caused by inherent vice or nature of the subject-matter insured

-        loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable)

-        loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel

-        loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter.

-        Loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject- matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein.

-        The underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness.

-        Loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war.

-        Loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes,

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lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.

3.	The payment shall be arranged by the Purchaser as set forth in Appendix B.

4.       At any time prior to the delivery, _____________ is entitled to, by written notice, request the Purchaser to enter into a separate purchase agreement with _____________, and the Purchaser, if so requested, shall cooperate with _____________ to enter into such purchase agreement and shall pay the outstanding price for the Products in accordance with the terms and conditions of this Agreement, failing which _____________ is entitled to request the Purchaser to continue to perform its obligations under this Agreement.

5.       The Purchaser shall pay US$ _____________ as down payment to _____________ upon the signing of this Agreement, with the remaining being settled in accordance with the payment schedule set forth in this Agreement.

6.       The Purchaser shall pay US$ _____________ as Upfront Fee to _____________ upon the signing of this Agreement, which is irrevocable and non-refundable.

7.       Without prejudice to the above, the unit price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USD. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: The real time exchange rate between the USD and the cryptocurrency displayed on the Bitmain’s website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

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APPENDIX B

Due Date	Amount (USD)	Concept

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